EXHIBIT 1

March 29, 2005

To the Board of Directors and Stockholders
Amexdrug Corporation


To date, we have been unable to complete the timely audit of the financial statements of Amexdrug Corporation as of December 31, 2004 and for the year then ended before the March 31, 2005 deadline. It is anticipated the financial statements and our audit report will be available by April 15, 2005, although no assurance can be given.



                                 /s/ HANSEN, BARNETT & MAXWELL